As filed with the Securities and Exchange Commission on August 27, 1997
                                                   Registration No. 333-______

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549
                      _______________________________

                                 FORM SB-2

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ________________________


                            BAB HOLDINGS, INC.
         (Exact Name of Registrant as Specified in Its Charter)

               Illinois                              36-3857339
     (State or Other Jurisdiction                  (IRS Employer
     of Incorporation or Organization)             Identification No.)

                    8501 W. Higgins Road, Suite 320
                            Chicago, IL 60631
           (Address of Principal Executive Offices) (Zip Code)

                            Michael W. Evans
                 Chief Executive Officer and President
                   8501 W. Higgins Road, Suite 320
                            Chicago, IL 60631
                (Name and address of agent for service)

                             (773) 380-6100
       (Telephone number, including area code, of agent for service)

                              Copies to:
                         Deanne M. Greco, Esq.
                       Janna R. Severance, Esq.
                             Moss & Barnett
                      A Professional Association
                         4800 Norwest Center
                         90 South 7th Street
                        Minneapolis, MN  55402
                       Telephone: (612) 347-0300


                   CALCULATION OF REGISTRATION FEE
    =================================================================
    Title of Each                  Proposed    Proposed
       Class of                     Maximum     Maximum
      Securities       Amount      Offering    Aggregate  Amount of
        to be           to be      Price Per   Offering  Registration
      Registered     Registered    Share(1)     Price(1)     Fee
    -----------------------------------------------------------------
    Common Stock,      495,000       $2.53    $1,252,350    $380
     no par value      Shares
    =================================================================


(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
Equal to the average of the high and low sale prices for the Common Stock, as reported on the Nasdaq Small-Cap Market, on August 22, 1997.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |x|



    	The contents of Registration Statement on Form SB-2(SEC No. 333-29465), which was declared effective on August 6, 1997, are incorporated herein by reference.

                                PROSPECTUS
                          DATED AUGUST 27, 1997
                      495,000 Shares of Common Stock
                          of BAB Holdings, Inc.

    	This Prospectus supplements and updates the Prospectus of BAB Holdings, Inc. (the "Company") dated August 6, 1997 (the "Original Prospectus") concerning the sale of 2,100,867 shares of common stock of the Company for the account of certain shareholders of the Company named therein (collectively, the "Selling Shareholders"). This Prospectus amends the Original Prospectus to increase the number of shares offered by the Selling Shareholders from 2,100,867 to 2,595,867 shares, which increase results solely by operation of the anti-dilution provisions of the Series A Convertible Preferred Stock held by certain of the Selling Shareholders.

    	As a result of such increase, the table describing the terms of the Offering and the table setting forth the names of the Selling Shareholders and the number of shares offered by each are amended and restated, as set forth below.

                            PROSPECTUS SUMMARY

    	The following summary of certain provisions of this Prospectus is intended only for ease of reference, is not a complete presentation of all relevant facts, and is qualified in its entirety by reference to the detailed information appearing elsewhere in the Prospectus. The entire Prospectus, including the information set forth under the caption "Risk Factors" should be read and carefully considered by prospective investors and subsidiaries of its subsidiaries.

                             The Offering
Common Stock Offered                       Up to 2,595,867 shares, of which
                                           1,259,357 are issuable from time to
                                           time pursuant to the terms of the
                                           Company's outstanding Series A
                                           Convertible Preferred Stock (the
                                           "Preferred Stock"), 450,000 are
                                           issuable under an option agreement,
                                           4,500 are issuable upon exercise of
                                           an outstanding warrant and 882,010
                                           are currently outstanding.  See
                                           "Selling Shareholders" and
                                           "Description of Securities."

Common Stock to be Outstanding After
  this Offering                            9,315,145 shares(1)

Use of Proceeds                            The Company will not receive any of
                                           the proceeds from the sale of the
                                           Shares by the Selling Shareholders.

Nasdaq symbol                              BAGL

(1)   	Does not include (i) 570,000 shares of Common Stock reserved for issuance under the Company's 1995 Long-Term Incentive and Stock Option Plan (the "Incentive Plan"); (ii) 30,000 shares of Common Stock reserved for issuance under the Company's 1995 Outside Directors Stock Option Plan (the "Directors Plan"); (iii) 225,000 shares of Common Stock issuable upon exercise of a warrant issued to the underwriter of the Company's initial public offering; (iv) 100,000 shares of Common Stock issuable upon exercise of an option issued in the BUI Acquisition; (v) 13,315 shares issuable upon exercise of a warrant issued to the placement agent for the Preferred Stock; or
(vii) up to 175,420 shares of Common Stock issuable upon exercise of warrants that could be issued to the Selling Shareholders as holders of the Series A Preferred Stock. See "Recent Acquisitions," "Management," "Certain Transactions," and "Description of Securities."


                           SELLING SHAREHOLDERS

   	Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them at August 26, 1997, the number of shares offered hereby, and the number of shares to be owned if all offered shares are sold.

                                           Number of     Shares Owned
                               Number of    Shares      Following Sale
                                Shares      Offered       of Shares
Name                             Owned       Hereby    Offered Hereby
-----------------------------  ---------    --------  -----------------
Aladdin International, Inc.   1,015,481      882,010         133,471
Cranshire Capital(1)                --        28,716            --
E.P. Opportunity Fund,LLC(1)        --       201,013            --
Wolfgang and Barbara
    Garbelmann(1)                   --        10,769            --
Richard E. Goulding(1)              --        17,231            --
Richard E. Goulding, PSP(1)         --         4,307            --
Dennis Hanish (2)                   --         4,500            --
Noel Incavo(1)                      --        14,359            --
Marshall Katzman(1)                 --        14,359            --
Keyway Investments Limited(1)       --       861,488            --
Sol Klipstein(1)                    --         7,179            --
Leonard Loventhal Trust(1)          --        14,359            --
Melvin A. Olshansky(1)              --        14,359            --
Sarah Schwartz(1)                   --        14,359            --
Stewart A. Shiman(1)                --        28,716            --
Arie and Corey Simon(1)             --        14,359            --
Strathmore Bagels
    Franchising, Inc.(3)            --       450,000            --
Robert Weber, Trustee for
    Robert Weber IRA Account(1)     --        13,784            --


(1)  	Assumes conversion of all Preferred Shares.  Because the conversion price is subject to change in relation to the market price of the Company's Common Stock (see "Description of Securities -- Preferred Stock"), the number of shares actually received upon conversion and, accordingly, the number of shares to be sold pursuant to this Prospectus may change.

(2) Represents a Selling Shareholder of shares issuable upon exercise of warrants to purchase the Company's Common Stock. See "Description of Securities -- Outstanding Options and Warrants."

(3)  	Represents a Selling Shareholder of shares issuable upon the exercise of options to purchase the Company's Common Stock. See "Description of Securities -- Outstanding Options and Contracts."

    	All of the Selling Shareholders, except Aladdin International, Inc. ("Aladdin"), Strathmore and Mr. Hanish, purchased Preferred Stock of the Company that is convertible into the shares of Common Stock being sold pursuant to this Prospectus. Aladdin is a major shareholder of the Company. See "Certain Transactions." Mr. Hanish is a registered representative of the investment banking firm that served as the underwriter of the Company's initial public offering and is selling shares of common stock issuable upon exercise of a portion of the warrant granted to the underwriter in connection with such offering. Other than as noted above, none of these Selling Shareholders has had any position, office or other material relationship with the Company.


                              SIGNATURES

    	In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 27, 1997.

                                        			BAB HOLDINGS, INC.


                                           By:  /s/ MICHAEL W. EVANS
                                              ________________________
                                           Michael W. Evans, President and
                                             Chief Executive Officer


     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael W. Evans, Michael K. Murtaugh and Theodore P. Noncek, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2, including any amendment increasing or decreasing the amount of securities for which registration is being sought or any registration statement for the same offering filed in accordance with Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature             Title                             Date

/S/MICHAEL W. EVANS       President and Chief Executive       August 27, 1997
---------------------     Officer (Principal executive        ---------------
Michael W. Evans          officer) and Director


/S/THEODORE P. NONCEK     Chief Financial Officer             August 27, 1997
---------------------     (Principal financial and            ---------------
Theodore P. Noncek         accounting officer)

/S/MICHAEL K. MURTAUGH    Vice President, General Counsel     August 27, 1997
-----------------------   and Director                        ---------------
Michael K. Murtaugh

/S/ DAVID L. EPSTEIN      Director                            August 27, 1997
-----------------------                                       ---------------
David L. Epstein

/S/ CYNTHIA  A. VAHLKAMP  Director                            August 27, 1997
------------------------                                      ---------------
Cynthia A. Vahlkamp




                              EXHIBIT INDEX

Exhibit No.              Description of Exhibit                Page No.
____________    ___________________________________________   _________


  5             Opinion of Counsel

 23.1           Consent of Counsel (included in Exhibit 5)

 23.2           Consent of Ernst & Young, L.L.P.
                Independent Public Accountants

 23.3           Consent of Muehl, Steffes & Krueger, S.C.
                Independent Public Accountants

 23.4           Consent of Buonanno & Conolly, CPA's,
                Independent Public Accountants

 23.5           Consent of BDO Seidman, L.L.P.,
                Independent Public Accountants